Exhibit 99.1

LIBERTY GLOBAL CONTINUES NETWORK TRANSFORMATION IN EUROPE WITH TELENET/ FLUVIUS PARTNERSHIP IN BELGIUM

Liberty Global Subsidiary Telenet and Fluvius Agree to Fiber Partnership in Flanders

Partnership Complements Previously Announced FTTH Plans in UK and Ireland, and Hybrid Approaches in The Netherlands and Switzerland

Denver, Colorado – July 19, 2022 - Liberty Global plc (“Liberty Global” or the “Company”) (NASDAQ: LBTYA, LBTYB and LBTYK) subsidiary Telenet Group Holding NV (‘Telenet’ - Euronext Brussels: TNET) and Fluvius System Operator (‘Fluvius’) have today entered into a highly attractive and binding agreement to create the network of the future in Flanders.

The companies will incorporate a new independent self-funding infrastructure company, “NetCo”, of which Telenet will own 66.8% and Fluvius 33.2%. Combining both companies’ fixed network assets, NetCo will invest in the gradual evolution of its current hybrid fiber coaxial (“HFC”) network into a Fiber-to-the-Home (“FTTH”) network, targeting 78% of their combined footprint in Flanders by 2038, either through building directly or with external partners, or through wholesale arrangements. NetCo will also focus on upgrading the existing hybrid fiber coaxial (HFC) network using state-of-the-art DOCSIS technology where FTTH will not be deployed.

Key elements of the agreement follow:

•A fully-funded, 5x levered NetCo will result in improved ownership economics for Telenet as opposed to the current rental arrangement whereby Telenet pays to access the Fluvius network representing 1/3 of the Telenet operating footprint today.

• NetCo will operate an open access network with a market-leading utilization rate that's positioned to attract additional strategic and/or financial partners.

•More than 50% of homes passed in NetCo's footprint are very economic to pass with FTTH at an estimated cost per premise of around EUR650.

•The investment will be financed from NetCo's robust cash flow as well as Telenet's EUR745 million of proceeds from its recent tower divestment, with no dependency on obtaining incremental external financing.

•At closing, Telenet’s pro forma net debt will decrease by around EUR500 million as Fluvius’ long-term emphyteutic lease will cease to exist. However, in order to maintain Telenet's consolidated net total leverage of around 4x through the CAPEX-intense build period, its dividend will be reset to a floor of EUR1.00 effective immediately. After the build period, CAPEX intensity is expected to materially decrease and return to normalized historical levels, leading to substantial Adjusted Free Cash Flow growth and providing scope for significantly higher shareholder disbursements.

Telenet’s partnership with Fluvius is the latest development in the ongoing evolution of Liberty Global’s 10 Gigabit network strategies, utilizing a combination of the best upgrade technologies available, which also include:

•Full FTTH upgrade of Virgin Media O2’s fixed network in the UK, targeting completion of all 16 million UK homes by 2028. Separately, Liberty Global and Telefonica are seeking financial partners to create a new, independent joint venture that will accelerate full fiber rollout to up to seven million premises in the UK over the next five years.

•FTTH upgrade of Virgin Media Ireland’s entire footprint, targeting 1m FTTH homes over the next 3 years.

•VodafoneZiggo currently progressing with longer term HFC plans including DOCSIS 4.0 in the Netherlands, with initial indicative costs at an attractive EUR150-200 per home.

•A hybrid approach in Switzerland, where Sunrise is deploying a network strategy that incorporates DOCSIS 3.1 and 4.0 upgrade technologies, wholesale and select fiber builds. To support this, Sunrise has recently renewed wholesale terms with Swisscom and SFN, giving long-term visibility on attractive access terms alongside existing HFC network.

Mike Fries, CEO, Liberty Global, comments: “This partnership with Fluvius places Telenet firmly in the driver’s seat in the Belgian market, and cements NetCo as the undisputed kingmaker with a combined retail and wholesale market share close to 60%.”

“The partnership also highlights the effectiveness of our network strategies. By utilising a combination of the best network upgrade technologies available, we are firmly on the road to offering up to 10 gig broadband speeds in all our markets. Almost 100% of Liberty Global’s networks already offer gigabit speeds to customers today, with VodafoneZiggo due to complete its work to deliver gigabit speeds across its entire network by the end of this year. Our ongoing network development strategies will enable us to extend our leadership positions in each of our core European markets.”

ABOUT LIBERTY GLOBAL

Liberty Global (NASDAQ: LBTYA, LBTYB and LBTYK) is a world leader in converged broadband, video and mobile communications services. We deliver next-generation products through advanced fiber and 5G networks, and currently provide over 85 million fixed and mobile connections* across Europe and the United Kingdom. Our businesses operate under some of the best-known consumer brands, including Virgin Media-O2 in the U.K., VodafoneZiggo in The Netherlands, Telenet in Belgium, Sunrise in Switzerland, Virgin Media in Ireland and UPC in Slovakia. Through our substantial scale and commitment to innovation, we are building Tomorrow’s Connections Today, investing in the infrastructure and platforms that empower our customers to make the most of the digital revolution, while deploying the advanced technologies that nations and economies need to thrive.

Our consolidated businesses generate annual revenue of more than $7.5 billion, while the VodafoneZiggo JV and the VMO2 JV generate combined annual revenue of more than $19 billion.**

Liberty Global Ventures, our global investment arm, has a portfolio of more than 75 companies and funds across content, technology and infrastructure, including strategic stakes in companies like ITV, Televisa Univision, Plume, Lionsgate and the Formula E racing series.

* Represents aggregate consolidated and 50% owned non-consolidated fixed and mobile subscribers. Includes wholesale mobile subscribers of the VMO2 JV and B2B fixed subscribers of the VodafoneZiggo JV.

** Revenue figures above are provided based on full year 2021 Liberty Global consolidated results (excluding revenue from the U.K. JV Entities) and the combined as reported full year 2021 results for the VodafoneZiggo JV and estimated U.S. GAAP full year 2021 results for the VMO2 JV. For more information, please visit
www.libertyglobal.com.

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